Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Announces Higher First Quarter Revenues and Earnings

April 21, 2015, Bellevue, Washington – “PACCAR reported higher revenues and net income for the first quarter of 2015,” said Ron Armstrong, chief executive officer. “PACCAR’s truck segment results improved compared to last year reflecting the benefits of stronger industry truck sales in North America. PACCAR generated excellent aftermarket sales and financial services results. I am very proud of our 23,000 employees who have delivered industry leading products and services to our customers worldwide.”

PACCAR earned $378.4 million ($1.06 per diluted share) for the first quarter of 2015, an increase of 38 percent compared to $273.9 million ($.77 per diluted share) in the first quarter last year. First quarter 2015 net sales and financial services revenues of $4.83 billion were ten percent higher than the $4.38 billion reported for the first quarter of 2014.

Armstrong added, “PACCAR’s strong balance sheet and positive cash flow have enabled the company to invest over $3.1 billion in new products and services in the last five years. We are pleased that the Kenworth T880 truck with the PACCAR MX-13 engine was honored as the 2015 Commercial Truck of the Year by the American Truck Dealers. The Kenworth T880 incorporates industry-leading reliability, durability and driver comfort. New Kenworth, Peterbilt and DAF vehicles and investments in PACCAR engines and aftermarket sales and support are contributing to the company’s long-term growth.”

Kenworth T880 – ATD Commercial Truck of the Year 2015

Highlights – First Quarter 2015

Highlights of PACCAR’s financial results during the first quarter of 2015 include:

•	Consolidated net sales and revenues of $4.83 billion.

•	Net income of $378.4 million.

•	Cash generated from operations of $476.2 million.

•	Financial Services pretax income of $89.0 million.

•	Research and development expenses of $56.2 million.

•	Manufacturing cash and marketable securities of $2.71 billion.

•	Shareholders’ equity of $6.73 billion.

Global Truck Markets

Class 8 truck industry retail sales for the U.S. and Canada in 2015 are expected to be in a range of 260,000-290,000 vehicles, compared to the 250,000 vehicles sold in 2014. “The truck market is strong due to the good economy, record freight demand, and expansion of industry fleet capacity. Our customers’ operating efficiency is benefiting from the aerodynamic enhancements to Kenworth and Peterbilt’s trucks and low oil prices,” said Dan Sobic, PACCAR executive vice president. “The last two quarters of Class 8 truck industry orders were the strongest since 2006. Kenworth and Peterbilt’s primary truck factories are manufacturing at record levels, reflecting the strong market.”

DAF is a leader in the European tractor market and is also the overall market share leader in the United Kingdom, the Netherlands, Hungary and Poland. “Our customers recognize DAF’s excellent product quality, low operating costs and strong resale value,” said Harrie Schippers, DAF president and PACCAR vice president. “The truck market in Europe is rebounding this year as industry sales in the above 16-tonne truck market are estimated to be in the range of 220,000-250,000 vehicles compared to 227,000 units last year.”

Industry truck sales in South America in the heavy-duty segment are estimated to be in a range of 90,000-110,000 vehicles this year compared to 129,000 units in 2014. “PACCAR’s vehicles have earned a significant market share in many South American countries over the last 40 years,” said Marco Davila, PACCAR vice president.

PACCAR Parts Achieves Strong Results

PACCAR’s 17 parts distribution centers support over 2,000 DAF, Kenworth and Peterbilt dealer service locations. PACCAR Parts generated strong quarterly revenues of $752.7 million in the first quarter of 2015, a four percent increase compared to $726.6 million achieved in the first quarter of 2014. First quarter 2015 pretax income was $138.9 million, an increase of 24 percent compared to the $112.1 million earned in the first quarter of 2014.

“The growth in PACCAR’s aftermarket part sales has been driven by ongoing investment in distribution, technology and products, including the growth of PACCAR Parts global TRP all-makes brand,” said David Danforth, PACCAR Parts general manager and PACCAR vice president. “Our customers are increasing their fleet mileage to meet freight demand with truck utilization over 90 percent. These positive factors, and the growth in the size of the North American truck parc, are contributing to excellent parts and service business.”

DAF Celebrates One Millionth Truck Delivery

DAF produced its one millionth truck at its Eindhoven, Netherlands assembly facility in February. The truck was a DAF XF Euro 6 powered by a PACCAR MX-13 engine. DAF employees celebrated as the vehicle was presented to the Révész Group of Hungary. “I am proud of the DAF employees who over the years have made this remarkable milestone possible. DAF delivers the highest quality products and services to our customers every day,” said Harry Wolters, DAF director of operations.

DAF Celebrates Production of One Millionth Truck

Financial Services Companies Achieve Strong Results

PACCAR Financial Services (PFS) has a portfolio of 168,000 trucks and trailers, with total assets of $11.8 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 38,000 vehicles, is included in this segment. PFS’ first quarter 2015 pretax income was $89.0 million compared to $85.5 million earned in the first quarter of 2014. First quarter 2015 revenues of $284.7 million reflect lower currency exchange rates compared to $293.7 million in 2014. “PFS’ profit increased due to higher asset balances and excellent portfolio performance during the first quarter of 2015,” said Bob Bengston, PACCAR senior vice president. “Our Kenworth, Peterbilt and DAF dealers and customers appreciate PFS’ commitment to providing technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 22 countries on four continents,” said Todd Hubbard, PACCAR Financial Corp. president.

PACCAR MX-13 Engine Offers New Telematics Program

Peterbilt and Kenworth have launched new vehicle technologies that will enhance customers’ vehicle operating performance. The Kenworth TruckTech+ and the Peterbilt SmartLinq remote diagnostics systems will be available for new Class 8 trucks specified with the PACCAR MX-13 engine starting this summer. The electronic systems enable the PACCAR MX-13 engine to communicate with the customer’s fleet manager, the PACCAR customer call center, and the dealer to optimize truck uptime and productivity. Bob Christensen, PACCAR president and chief financial officer, said, “Kenworth and Peterbilt trucks equipped with this PACCAR Engine technology will provide timely information to the driver and fleet manager about truck performance and maintenance cycles. Our dealers will be electronically notified prior to a truck’s arrival so that the vehicle service interval is shortened and the fleets’ operating efficiency is enhanced.”

Environmental Leadership

PACCAR is an environmental leader as reflected by the industry-leading fuel-efficiency of its Kenworth, Peterbilt and DAF trucks. The new Peterbilt Model 579 EPIQ is Peterbilt’s most fuel-efficient truck. Peterbilt engineers incorporated design elements from the Supertruck, a Peterbilt concept vehicle created last year, which achieved over 10 miles per gallon under real world driving conditions. “The Peterbilt Model 579 EPIQ has a factory-installed aerodynamic package and optimized powertrain including the fuel-efficient PACCAR MX-13 engine. Customers appreciate the fuel economy improvement of up to 14 percent and the positive impact on the environment,” said Darrin Siver, Peterbilt general manager and PACCAR vice president.

Peterbilt Model 579 EPIQ

Capital Investments Drive Product Development and Operating Efficiency

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.8 billion in world-class facilities, innovative products and new technologies during the past decade. Manufacturing capacity expansion of over 15 percent in the last five years and annual productivity improvements have enhanced the capability of the company’s manufacturing and parts facilities. “In 2015, capital expenditures of $325-$375 million are targeted for enhanced powertrain development and increased operating efficiency of our assembly and distribution facilities. Research and development expenses are estimated at $225-$250 million this year as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to enhance the performance of their businesses,” commented George West, PACCAR vice president.

European Commission Update

DAF is cooperating with the European Commission and is preparing its response to the Statement of Objections issued in November 2014. The Statement expressed the Commission’s preliminary view that all major European medium- and heavy-duty truck manufacturers had participated in anticompetitive practices in the European Union. The Commission indicated that it will seek to impose significant fines on the manufacturers. The Commission will review the manufacturers’ responses before issuing a decision. Any decision would be subject to appeal. The Company is unable to estimate the potential fine at this time.

Industry Recognition

PACCAR’s engine factory in Columbus, Mississippi, and Peterbilt’s truck factory in Denton, Texas, earned Frost & Sullivan’s Manufacturing Leadership Awards in 2015. The Manufacturing Leadership Awards honor companies that are shaping the future of global manufacturing. The PACCAR engine factory was honored in the ‘Engineering and Production Technology Leadership’ category for advanced engine assembly. Peterbilt was honored in the ‘Operational Excellence Leadership’ category for lean manufacturing initiatives, and in the ‘Workplace Leadership’ category for its leadership development program.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 21, 2015, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through April 28, 2015. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2015	2014
Truck, Parts and Other:
Net sales and revenues	$4,548.0	$4,086.2
Cost of sales and revenues	3,910.2	3,595.5
Research and development	56.2	52.7
Selling, general and administrative	109.5	121.4
Interest and other expense, net	4.5	1.4

Truck, Parts and Other Income Before Income Taxes	467.6	315.2

Financial Services:
Revenues	284.7	293.7
Interest and other	169.5	180.9
Selling, general and administrative	23.5	23.6
Provision for losses on receivables	2.7	3.7

Financial Services Income Before Income Taxes	89.0	85.5
Investment income	5.1	5.8

Total Income Before Income Taxes	561.7	406.5
Income taxes	183.3	132.6

Net Income	$378.4	$273.9

Net Income Per Share:
Basic	$1.07	$.77

Diluted	$1.06	$.77

Weighted Average Shares Outstanding:
Basic	355.1	354.9

Diluted	356.1	356.0

Dividends declared per share	$.22	$.20

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2015	2014
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,714.5	$2,937.1
Trade and other receivables, net	1,304.5	1,047.1
Inventories, net	865.7	925.7
Property, plant and equipment, net	2,157.0	2,313.3
Equipment on operating leases and other, net	1,447.1	1,478.3
Financial Services Assets	11,838.0	11,917.3

	$20,326.8	$20,618.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,112.4	$4,341.3
Financial Services Liabilities	9,482.8	9,524.3
STOCKHOLDERS’ EQUITY	6,731.6	6,753.2

	$20,326.8	$20,618.8

Common Shares Outstanding	354.7	355.2

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31	2015	2014
OPERATING ACTIVITIES:
Net income	$378.4	$273.9
Depreciation and amortization:
Property, plant and equipment	70.3	65.2
Equipment on operating leases and other	150.8	154.6
Net change in trade receivables, inventory and payables	37.8	(124.5)
Net increase in wholesale receivables on new trucks	(215.5)	(58.1)
All other operating activities, net	54.4	(25.4)

Net Cash Provided by Operating Activities	476.2	285.7

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(54.8)	(80.3)
Acquisitions of equipment for operating leases	(340.9)	(182.9)
Net increase in financial services receivables	(13.7)	(8.6)
Net (increase) decrease in marketable securities	(45.8)	12.8
Proceeds from asset disposals	123.0	83.4

Net Cash Used in Investing Activities	(332.2)	(175.6)

FINANCING ACTIVITIES:
Payments of cash dividends	(432.4)	(389.7)
Proceeds from stock compensation transactions	6.3	11.6
Net increase (decrease) in debt	186.2	(190.0)

Net Cash Used in Financing Activities	(239.9)	(568.1)
Effect of exchange rate changes on cash	(77.0)	(2.2)

Net Decrease in Cash and Cash Equivalents	(172.9)	(460.2)
Cash and cash equivalents at beginning of period	1,737.6	1,750.1

Cash and cash equivalents at end of period	$1,564.7	$1,289.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2015	2014
Sales and Revenues:
Truck	$3,769.1	$3,329.2
Parts	752.7	726.6
Financial Services	284.7	293.7
Other	26.2	30.4

	$4,832.7	$4,379.9

Pretax Profit:
Truck	$339.1	$212.3
Parts	138.9	112.1
Financial Services	89.0	85.5
Investment Income and Other	(5.3)	(3.4)

	$561.7	$406.5

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2015	2014
United States and Canada	$3,299.4	$2,566.9
Europe	1,033.0	1,259.6
Other	500.3	553.4

	$4,832.7	$4,379.9